Exhibit 10.60

Execution Copy

Portions of this exhibit marked [*] are requested to be treated confidentially.

CO-PROMOTION AGREEMENT

This Co-Promotion Agreement (this “Agreement”) is entered into as of the 4th day of September, 2007, between Salix Pharmaceuticals, Ltd., a Delaware corporation, (hereinafter referred to as “SALIX”), and Eisai Inc., a Delaware corporation (hereinafter referred to as “EISAI”).

W I T N E S S E T H:

WHEREAS, SALIX possesses all rights necessary to manufacture, market, promote, sell and distribute the PRODUCTS (as hereinafter defined) in the TERRITORY (as hereinafter defined); and

WHEREAS, EISAI employs or contracts with persons comprising a professional sales force (“EISAI SALES FORCE”) that currently calls on PHYSICIANS (as hereinafter defined) in order to promote pharmaceutical products within the TERRITORY; and

WHEREAS, SALIX desires to appoint EISAI as the exclusive third party promoter and detailer of the PRODUCTS in the TERRITORY, and EISAI desires to accept such appointment, all on the terms and conditions set forth herein.

NOW, THEREFORE, SALIX and EISAI agree as follows:

1.	DEFINITIONS

Unless otherwise specifically provided herein, the following terms shall have the following meanings:

(a)        “AFFILIATE” shall mean any corporation or other business entity that directly or indirectly controls, is controlled by, or is under common control with a PARTY. Control means (i) to possess, directly or indirectly, the power to direct the management or policies of a corporation or other business entity, whether through ownership of voting securities or by contract relating to voting rights or corporate governance, or (ii) to own, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities or other ownership interest of such corporation or other business entity.

(b)        “APPLICABLE LAWS” shall mean all laws, rules, and regulations applicable to the manufacture, marketing, promotion, sale and distribution of pharmaceutical products in the TERRITORY.

(c)        “AVERAGE UNITS PER PRESCRIPTION” shall mean:

(i)        with respect to the 750 mg capsule PRESENTATION for any period, [*], and

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

(ii)        with respect to another PRESENTATION (A) for the initial CONTRACT QUARTER in which such PRESENTATION is first sold in the TERRITORY, (1) [*] for such PRESENTATION for such CONTRACT QUARTER, divided by (2) [*] for such PRESENTATION for such CONTRACT QUARTER; and (B) for any CONTRACT QUARTER after the initial CONTRACT QUARTER in which such PRESENTATION is first sold in the TERRITORY, (1) [*] for such PRESENTATION for such CONTRACT QUARTER and the immediately preceding CONTRACT QUARTER, divided by (2) [*] for such PRESENTATION for such CONTRACT QUARTER and the immediately preceding CONTRACT QUARTER.

(d)        “BASELINE CONVERTED PRESCRIPTIONS” shall mean, with respect to each CONTRACT QUARTER, [*], subject to adjustment in accordance with Section 2.5(b).

(e)        “BIOREX ROYALTIES” shall mean, with respect to a PRESENTATION for any period, the actual amount of royalties payable by SALIX to Biorex Laboratories Limited with respect to sales of such PRESENTATION in the TERRITORY with respect to such period pursuant to the Amended and Restated License Agreement dated April 16, 1993, as amended to the date hereof, between SALIX and Biorex Laboratories Limited (the “BIOREX AGREEMENT”).

(f)        “CONTRACT QUARTER” shall mean the 3-month period beginning on October 1, 2007 and ending December 31, 2007 and each 3-month period thereafter beginning each January 1, March 1, July 1 and October 1; provided that the final CONTRACT QUARTER shall end on the date of termination of this Agreement.

(g)        “CONTRACT YEAR” shall mean each 12-month period beginning January 1 and ending December 31; provided that the first CONTRACT YEAR shall begin on October 1, 2007 and end December 31, 2007 and the final CONTRACT YEAR shall end on the date of termination of this Agreement.

(h)        “CONVERTED PRESCRIPTIONS”, with respect to a PRESENTATION for any period, shall have the meaning set forth on, and shall be determined in accordance with the procedures set forth on, Appendix C.

(i)        “COST OF GOODS SOLD” shall mean, with respect to a PRESENTATION for any period, SALIX’s actual cost of manufacture or acquisition of all quantities of such PRESENTATION sold in the TERRITORY, or with respect to SAMPLES, sold to EISAI, during such period, calculated in accordance with GAAP and consistent with SALIX’s past practice, but expressly excluding (i) any selling, general and administrative expenses of SALIX and (ii) any markup of any kind on amounts paid to THIRD PARTIES.

(j)        “DEBARRED PERSON” shall mean any person (i) debarred or suspended under Section 306 of the FD&C ACT or (ii) listed in the Department of Health and Human Services List of Excluded Individuals/Entities or the General Services Administration’s Listing of Parties excluded from Federal Procurement and Non-Procurement Programs.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

(k)        “DETAIL” shall mean that part of a sales call by a professional sales representative to a PHYSICIAN in the TERRITORY during which such professional sales representative makes a presentation about a PRODUCT (which sales call may, or may not, include a presentation about other products as well) in which key attributes and characteristics of such PRODUCT are verbally presented to the PHYSICIAN along with MARKETING MATERIALS (as defined below). When used as a verb, “DETAIL” means to engage in a DETAIL.

(l)        “FDA” shall mean the U.S. Food and Drug Administration.

(m)        “FIELDS OF USE” shall mean all indications for the PRODUCTS.

(n)        “GAAP” shall mean generally accepted accounting principles in the United States consistently applied.

(o)        “GRANULATED MESALAMINE PRODUCT” shall mean any pharmaceutical product containing mesalamine as the sole active ingredient in a formulation consisting of granules of coated mesalamine in a capsule shell.

(p)        “NET SALES” shall mean, with respect to a PRESENTATION for any period, the gross invoiced sales price for all quantities of such PRESENTATION sold by SALIX, its AFFILIATES and licensees in the TERRITORY during such period, less (i) sales taxes or other taxes included in the gross invoice price; (ii) actual shipping and insurance costs paid to a THIRD PARTY; (iii) actual credits or refunds for returned or defective PRODUCTS (but excluding any credits or refunds for quantities of such PRESENTATION in connection with any RECALL of such PRESENTATION, unless, and to the extent, that such RECALL results from a breach of this Agreement by EISAI); (iv) trade discounts and quantity discounts or retroactive price reductions; and (v) rebates, credits, and chargeback payments (or the equivalent thereof) actually granted to managed health care organizations, wholesalers, or to federal, state, local and other governments, including their agencies, purchasers, and/or reimbursers, or to trade customers, calculated in accordance with GAAP and consistent with SALIX’s past practice. All PRODUCTS will be considered “sold” upon first use, shipment, invoicing or receipt of payment therefor, whichever shall first occur. Notwithstanding the foregoing, NET SALES shall not include, and shall be deemed zero with respect to, (i) the actual distribution of SAMPLES as provided herein; or (ii) all PRODUCTS provided for clinical trials or research purposes at cost or at no charge.

(q)        “NO-FAULT SUPPLY DISRUPTION” shall mean a failure of SALIX to fulfill customer orders for PRODUCT due to fire, floods, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, or acts of God affecting SALIX or a THIRD PARTY that supplies PRODUCTS (or any component thereof) to SALIX.

(r)        “PARTY” shall mean SALIX or EISAI, as the case may be.

(s)        “PHAST” shall mean WOLTERS KLUWER’s Source Pharmaceutical Audit Suite database.

(t)        “PHYSICIAN(S)” shall mean doctors of medicine or osteopathy who are legally authorized to prescribe the PRODUCTS with a primary practice office location in the TERRITORY, which includes the evaluation and treatment of conditions of the gastrointestinal system, including primary care physicians and gastroenterologists. PHYSICIAN(S) shall also include nurse practitioners, physician assistants, and other mid-level practitioners who are legally authorized to prescribe the PRODUCTS and who evaluate and treat conditions of the gastrointestinal system.

(u)        “PRESENTATION” shall mean each separate formulation (or delivery form) of the PRODUCTS in each separate dosage strength of such formulation (or delivery form). For illustrative purposes only, each of the following would be a separate PRESENTATION: (i) PRODUCT in 750 mg capsules, (ii) PRODUCT in 1000 mg capsules, (iii) PRODUCT in 1100 mg tablets, and (iv) PRODUCT in 500 mg per 5 ml oral suspension.

(v)        “PRESENTATION RATIO” shall mean, with respect to a PRESENTATION for any period, (i) CONVERTED PRESCRIPTIONS for such PRESENTATION for such period, divided by (ii) TOTAL PRESCRIPTIONS for such period.

(w)        “PRODUCT” shall mean any pharmaceutical product containing balsalazide disodium as the sole active ingredient thereof, in any dosage, formulation (or delivery form), that is marketed, distributed or sold by SALIX, its AFFILIATES or licensees during the TERM under a TRADEMARK pursuant to a New Drug Application or Abbreviated New Drug Application approved by the FDA, and “PRODUCTS” shall mean all such products collectively. For the avoidance of doubt, “PRODUCT” shall not include any authorized generic version of a PRODUCT marketed, distributed or sold by SALIX, its AFFILIATES or licensees provided that such authorized generic version is not marketed, distributed or sold under a TRADEMARK.

(x)        “PROFIT PER PRESCRIPTION” shall mean, with respect to a PRESENTATION for any period, the product of (i) PROFIT PER UNIT for such PRESENTATION for such period, multiplied by (ii) AVERAGE UNITS PER PRESCRIPTION for such PRESENTATION for such period. An example of this calculation is provided in Appendix A-1.

(y)        “PROFIT PER UNIT” shall mean, with respect to a PRESENTATION for any period, the greater of (i) the quotient of (A) the total of (x) NET SALES for such PRESENTATION, less (y) COST OF GOODS SOLD for such PRESENTATION sold in the TERRITORY, less (z) BIOREX ROYALTIES (if any) for such PRESENTATION, in each case for such period, divided by (B) the actual number of UNITS of such PRESENTATION sold by SALIX, its AFFILIATES and licensees in the TERRITORY during such period and (ii) [*]% of the highest list price per UNIT of such PRESENTATION in the TERRITORY during such period. For the avoidance of doubt, the PROFIT PER UNIT will be calculated for each PRESENTATION. For example the PROFIT PER UNIT for the 750 mg capsule PRESENTATION will be the greater of (i) above as computed for the 750 mg capsule PRESENTATION and (ii) [*]% of the highest list price per UNIT of the 750 mg capsule PRESENTATION for the applicable period. The PROFIT PER UNIT for the 1100 mg tablet

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

PRESENTATION will be the greater of (i) above as computed for the 1100 mg tablet PRESENTATION and (ii) [*]% of the highest list price per UNIT of the 1100 mg tablet PRESENTATION for the applicable period. An example of this calculation is provided in Appendix A-1. Notwithstanding anything herein to the contrary, in the event that any PRESENTATION is not sold by SALIX, its Affiliates or licensees during any CONTRACT QUARTER, the PROFIT PER UNIT for such PRESENTATION for such CONTRACT QUARTER shall be the PROFIT PER UNIT for such PRESENTATION for the immediately preceding CONTRACT QUARTER.

(z)        “RETAIL TRx COUNT” shall mean, with respect to any PRESENTATION for any period, Retail TRx Count for such PRESENTATION for such period as reported on PHAST as determined in accordance with Appendix C.

(aa)        “RETAIL TRx QUANTITY” shall mean, with respect to any PRESENTATION for any period, Retail TRx Qty for such PRESENTATION for such period as reported on PHAST as determined in accordance with Appendix C.

(bb)        “SAMPLE” shall mean, with respect to each PRESENTATION, UNITS of such PRESENTATION which are not intended to be sold or traded, which are intended to be distributed to authorized healthcare professionals, and which are intended to promote the sale of such prescription drug.

(cc)        “SWITCHING DATA” shall mean a single data source to be used to determine the number of prescriptions switched from the PRODUCT to the GRANULATED MESALAMINE PRODUCT, and from the GRANULATED MESALAMINE PRODUCT to the PRODUCT, which shall be mutually selected by the PARTIES from the following three (3) options: (i) IMS Health - NPA Market Dynamics, (ii) Verispan - Vector One (VONA), and (iii) WOLTERS KLUWER Source® PatientTrends, Behavior Dynamics - New to Product starts by specialty, Switching within therapeutic class by specialty.

(dd)        “TERRITORY” shall mean the United States of America, including its territories and possessions.

(ee)        “THIRD PARTY” shall mean a party other than EISAI or SALIX or their respective AFFILIATES.

(ff)        “TOTAL PRESCRIPTIONS” shall mean, with respect to any period, the aggregate amount of CONVERTED PRESCRIPTIONS for all PRESENTATIONS for such period.

(gg)        “TRADEMARK” shall mean the mark ‘Colazal’ filed with the United States Patent and Trademark Office and assigned a registration number of 2534845 and any other trademark applicable to a PRODUCT during the TERM.

(hh)        “UNIT” shall mean a PRESENTATION in the smallest identifiable form (e.g., tablet or capsule for solid dosage forms, milliliter for liquid forms, gram for inhaled respiratory products, ointments or creams).

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

(ii)        “WOLTERS KLUWER” shall mean Source Healthcare Analytics, Inc.

(jj)        “WSI AGREEMENT” shall mean that certain Master Professional Services Agreement dated March 20, 2007 by and between SALIX and WSI.

(kk)        “WSI” shall mean WSI PBG, LLC.

2.	CO-PROMOTION

2.1	Co-Promoter Arrangement.

(a)        SALIX hereby appoints EISAI as the exclusive co-promoter of the PRODUCTS to PHYSICIANS in the TERRITORY beginning on or about October 1, 2007. The actual date of the commencement by EISAI of its co-promotion activities hereunder (the “START DATE”) shall be confirmed in writing by the PARTIES. EISAI accepts such appointment and agrees to DETAIL the PRODUCTS through the SALES FORCE only to PHYSICIANS in accordance with the terms of this Agreement. Neither PARTY shall authorize any THIRD PARTY to promote the PRODUCTS to PHYSICIANS. SALIX represents and warrants to EISAI that as of the date hereof, no THIRD PARTY is authorized to promote the PRODUCTS to PHYSICIANS, and SALIX covenants that SALIX will not grant any rights to a THIRD PARTY to promote the PRODUCTS in the TERRITORY; provided, however, that EISAI acknowledges and agrees that SALIX is, and may continue to be, a party to the WSI AGREEMENT pursuant to which WSI promotes the PRODUCTS in Department of Veterans Affairs health system facilities (but in no other facilities). SALIX retains all rights to continue to promote the PRODUCTS in the TERRITORY through its own employees.

(b)        Each of SALIX and EISAI shall be legally responsible and liable for the actions, omissions and conduct of all members of its SALES FORCE and its other employees performing activities hereunder. Each of SALIX and EISAI shall ensure that all persons for whom it has legal responsibility and liability in accordance with the foregoing sentence comply with all APPLICABLE LAWS and all requirements of this Agreement, and shall implement and maintain policies and procedures to ensure such compliance; provided that in no event shall EISAI have any responsibility or liability for the MARKETING MATERIALS or the use thereof.

(c)        During the period commencing on the START DATE and ending [*], EISAI shall ensure that no fewer than [*] members of the EISAI SALES FORCE are performing DETAILS in the TERRITORY on an active basis as appropriate, taking into account the circumstances of each sales call to a PHYSICIAN. EISAI shall train all members of the EISAI SALES FORCE who perform DETAILS using the training materials provided by SALIX pursuant to Section 2.4(a)(iii) below. From and after [*], EISAI shall use commercially reasonable efforts, as determined by EISAI, to DETAIL the PRODUCTS in the TERRITORY.

(d)        During each CONTRACT QUARTER, SALIX shall (i) maintain in the TERRITORY [*] employed or contracted professional sales representatives to comprise the SALIX SALES FORCE, subject to ordinary course turnover that does not permanently reduce

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

the size of the SALIX SALES FORCE, and (ii) perform, through the SALIX SALES FORCE, at least [*] DETAILS.

(e)        During (i) the CONTRACT YEAR that ends December 31, 2007, SALIX shall expend at least $[*] for the advertising, marketing and promotion of the PRODUCTS in the TERRITORY, and (ii) each CONTRACT YEAR thereafter, shall expend at least $[*] for the advertising, marketing and promotion of the PRODUCTS in the TERRITORY, in each case which amounts shall be expended in accordance with an annual SALIX marketing plan (the “SALIX PLAN”) to be provided by SALIX to the STEERING COMMITTEE. For the avoidance of doubt, the amounts required to be expended pursuant to this Section 2.1(e) shall not include any costs related to the SALIX SALES FORCE but shall include amounts allocated to EISAI pursuant to Section 2.2(b).

(f)        EISAI, not later than [*] calendar days following the end of each CONTRACT QUARTER, shall provide to SALIX a report, in electronic form, which shall contain the following information with respect to such just ended CONTRACT QUARTER: (i) the number of DETAILS to PHYSICIANS in the TERRITORY made by EISAI, through the EISAI SALES FORCE, as recorded by EISAI’s standard record keeping procedures for details; (ii) the percentage of PHYSICIANS DETAILED who were provided with SAMPLES of the PRODUCTS; and (iii) the number of SAMPLES given to PHYSICIANS. Upon SALIX’s request, EISAI shall provide SALIX with (A) a master list of all PHYSICIANS to which EISAI provides DETAILS and (B) the American Medical Association Medical Education number and state license number of each such PHYSICIAN; provided that EISAI otherwise possesses such information and has the legal right to provide it to SALIX.

(g)        SALIX, not later than [*] calendar days following the end of each CONTRACT QUARTER, shall provide to EISAI a report, in electronic form, which shall contain the following information with respect to such just ended CONTRACT QUARTER: (i) the number of DETAILS to PHYSICIANS in the TERRITORY made by SALIX, through the SALIX SALES FORCE, as recorded by SALIX’s standard record keeping procedures for details; (ii) the percentage of PHYSICIANS DETAILED who were provided with SAMPLES of the PRODUCTS; (iii) the number of SAMPLES given to PHYSICIANS; (iv) gross sales of PRODUCTS and all deductions necessary to calculate NET SALES; (v) COST OF GOODS SOLD for PRODUCTS sold in the TERRITORY; (vi) BIOREX ROYALTIES by PRESENTATION; (vii) CONVERTED PRESCRIPTIONS for each PRESENTATION and TOTAL PRESCRIPTIONS (and supporting PHAST data); (viii) the actual number of UNITS of each PRESENTATION sold by SALIX, its AFFILIATES and licensees in the TERRITORY, (ix) the amount payable to EISAI pursuant to Section 2.5(a) by PRESENTATION; (x) the amount of advertising, marketing and promotional expenses expended by SALIX pursuant to Section 2.1(e), (x) AVERAGE UNITS PER PRESCRIPTION for each PRESENTATION (and supporting PHAST data), and (xi) any changes or adjustments made by WOLTERS KLUWER in such CONTRACT QUARTER to PHAST data for PRODUCTS previously reported by WOLTERS KLUWER. Upon EISAI’s request, SALIX shall provide EISAI with (A) a master list of all PHYSICIANS to which SALIX provides DETAILS and (B) the American Medical Association Medical Education number and state license number of each such PHYSICIAN;

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

provided that SALIX otherwise possesses such information and has the legal right to provide it to EISAI.

(h)        Each PARTY covenants that, in performing its obligations under this Agreement, it shall (i) at all times comply with any and all APPLICABLE LAWS and the PhRMA Code on Interactions with Health Care Professionals; (ii) at all times perform its obligations under this Agreement in a professional, ethical and competent manner; (iii) make only such statements and claims regarding each PRODUCT, including as to efficacy and safety, as are consistent with the labeling for such PRODUCT approved by the FDA at the time such statements are made and the MARKETING MATERIALS; provided that SALIX may distribute scientific articles and reference publications concerning the PRODUCTS in accordance with APPLICABLE LAWS; (iv) not make any untrue or misleading statements or comments about the PRODUCTS; and (v) not disparage or present in a negative light the PRODUCT, the TRADEMARKS and/or the other PARTY; provided that in no event shall EISAI have any responsibility or liability for the MARKETING MATERIALS or the use thereof.

(i)        Each PARTY shall promote the PRODUCTS only under the applicable TRADEMARK and shall not use any other trademark(s) in the promotion of the PRODUCTS (other than any other trademark of SALIX or its licensors included in the MARKETING MATERIALS and, in the case of EISAI, the corporate name and logos of EISAI). SALIX hereby grants to EISAI a nontransferable, royalty-free, non-exclusive license (without the right to sublicense) to use the TRADEMARKS (and any other trademark of SALIX or its licensors included in the MARKETING MATERIALS) and the MARKETING MATERIALS solely for purposes of performing its obligations hereunder.

(j)        EISAI shall develop a strategy for the DETAILING of the PRODUCTS to PHYSICIANS by the EISAI SALES FORCE hereunder which shall be set forth in an annual promotional plan (the “SALES PLAN”). Prior to the implementation of any SALES PLAN (or any material amendment to a SALES PLAN), SALIX shall be provided with a reasonable opportunity, through the STEERING COMMITTEE to provide input into such SALES PLAN or amendment and EISAI shall give good faith consideration to any comments of SALIX thereon.

(k)        SALIX shall be responsible, in its sole discretion, for developing and producing all sales, promotional, advertising and/or similar materials (the “MARKETING MATERIALS”) for the PRODUCTS; provided that SALIX shall provide to EISAI drafts of all MARKETING MATERIALS developed by SALIX after the date hereof at least [*] days in advance of the date of final approval of such materials by SALIX, and SALIX shall give good faith consideration to any comments thereon provided by EISAI within [*] days after receipt of any such draft. SALIX represents, warrants and covenants that all MARKETING MATERIALS will comply with all APPLICABLE LAWS and will not contain any untrue or misleading statement or comment about the PRODUCTS. Neither PARTY shall use any materials in connection with the marketing and promotion of the PRODUCTS other than the MARKETING MATERIALS. Each PARTY shall ensure that the MARKETING MATERIALS are used only in the form provided and not changed in any way (including by underlining or otherwise highlighting any text or graphics or adding any notes thereto). Subject to Section 2.2(b) and Section 2.3(a), SALIX [*] shall promptly deliver, no more than [*] per CONTRACT [*], to [*]

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

in the continental United States as may be directed by EISAI, the amount of MARKETING MATERIALS requested by EISAI from time to time.

(l)        Each PARTY shall obtain and at all times maintain in full force and effect all necessary licenses, permits and other authorizations or approvals, as required by all APPLICABLE LAWS as may be necessary to perform its duties and obligations as set forth in this Agreement.

(m)        Each PARTY shall have in effect a commercially reasonable, as determined by such PARTY, bonus incentive plan for its SALES FORCE designed to reward sales of the PRODUCTS.

(n)        Subject to Section 2.2(b) and Section 2.3(b), SALIX [*] shall promptly deliver, no more than [*] per CONTRACT [*], to [*] in the continental United States as may be directed by EISAI, the number of SAMPLES requested from time to time by EISAI. The PARTIES acknowledge and agree that such SAMPLES shall be provided by EISAI to PHYSICIANS free of charge in connection with EISAI’s promotion of the PRODUCTS. EISAI shall at all times ensure that its PRODUCT SAMPLE program complies will all APPLICABLE LAWS, including the Prescription Drug Marketing Act.

(o)        If EISAI believes that (i) the use of any MARKETING MATERIALS or (ii) compliance with the training materials provided pursuant to Section 2.4(a)(iii), in each case might potentially violate any APPLICABLE LAWS or EISAI’s ethical business practices and policies, EISAI promptly shall notify SALIX of such belief and the PARTIES promptly shall engage in good faith discussions through their respective legal departments to attempt to resolve such situation. Notwithstanding anything to the contrary in this Agreement, EISAI shall not be required to take, and shall not be penalized for not taking, any action that is not in compliance with EISAI’s ethical business practices and policies or that EISAI reasonably believes is not in compliance with APPLICABLE LAWS.

(p)        During the TERM and for a period of [*] thereafter, neither PARTY shall actively recruit or solicit any member of the other PARTY’s SALES FORCE or any other staff of the other PARTY engaged in the marketing, promotion or DETAILING of the PRODUCTS. For the avoidance of doubt, nothing shall limit a PARTY from engaging in general recruitment through advertisements or recruiting through “head-hunters” so long as the staff of the other PARTY is not specifically targeted in such recruitment effort.

2.2        Sales Steering Committee. SALIX and EISAI shall form a Sales Steering Committee (the “STEERING COMMITTEE”) which shall be comprised of four (4) representatives of each PARTY. The STEERING COMMITTEE shall have the responsibilities set forth below in this Section 2.2 and, in addition, shall review the SALES PLANS and the SALIX PLANS and provide a forum for the PARTIES to discuss the co-promotion of the PRODUCTS in the TERRITORY and issues related thereto.

(a)        The STEERING COMMITTEE shall meet at least two (2) times per CONTRACT YEAR, with a least one (1) of such meetings being in-person and with the location of such in-person meetings alternating between locations designated by EISAI and locations

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

designated by SALIX, with SALIX designating the first such meeting. Each PARTY shall bear its own expenses in connection with attending such meetings.

(b)        The STEERING COMMITTEE shall consider and recommend to SALIX in good faith (i) the quantity of MARKETING MATERIALS to be used in connection with DETAILING each CONTRACT YEAR and the allocation thereof between the PARTIES and (ii) the quantity of SAMPLES to be distributed in connection with DETAILING in such CONTRACT YEAR and the allocation thereof between the PARTIES, in each case taking into account the respective DETAILING efforts to be provided by the PARTIES; provided that SALIX shall provide to EISAI, without cost to EISAI, no less than an aggregate quantity of MARKETING MATERIALS and SAMPLES, in such allocations as shall be determined by EISAI from time to time, for use by EISAI in DETAILING during each CONTRACT YEAR with a value (determined in accordance with Section 2.3) of (i) $[*] for the CONTRACT YEAR ending December 31, 2007, (ii) $[*] for the CONTRACT YEAR ending December 31, 2008; (iii) $[*] for the CONTRACT YEAR ending December 31, 2009, and (iii) $[*] for each CONTRACT YEAR thereafter.

2.3        Additional Materials.

(a)        In the event that EISAI desires MARKETING MATERIALS in excess of its allocation pursuant to Section 2.2(b), SALIX shall sell all such materials EISAI desires to EISAI at SALIX’s actual cost for such materials.

(b)        In the event that EISAI desires SAMPLES in excess of its allocation pursuant to Section 2.2(b), SALIX shall sell such SAMPLES to EISAI at the COST OF GOODS SOLD for such SAMPLES, provided, however, SALIX shall be permitted to reasonably limit the number of SAMPLES sold to EISAI.

(c)        EISAI shall purchase an aggregate quantity of additional MARKETING MATERIALS and SAMPLES, in such allocations as shall be determined by EISAI from time to time, for use by EISAI in DETAILING with a value (determined in accordance with this Section 2.3) of no less than (i) $[*] for the CONTRACT YEAR ending December 31, 2008 and (ii) $[*] for the CONTRACT YEAR ending December 31, 2009.

(d)        SALIX promptly shall invoice EISAI for all SAMPLES and MARKETING MATERIALS sold pursuant to this Section 2.3, and EISAI shall pay each such invoice within [*] days after receipt thereof.

2.4        Sale, Manufacture and Regulatory Maintenance of the PRODUCTS.

(a)        SALIX shall have the sole right and obligation to:

(i)        Manufacture (or having manufactured by its licensees, vendors or AFFILIATES), package, label, ship, warehouse and distribute the PRODUCTS in the TERRITORY; provided, however, that SALIX shall maintain supply chain standards with redundant systems consistent with those in effect during the twelve (12) months preceding the date of this Agreement;

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

(ii)        Accept orders, invoice customers and collect receivables resulting from sales of the PRODUCTS in the TERRITORY;

(iii)        Provide to EISAI, at [*] expense, the PRODUCT training materials and services described on Appendix D;

(iv)        Provide customer service activities and medical information services (including response to medical inquiries);

(v)        Obtain and maintain all FDA and other regulatory or governmental approvals necessary to manufacture, market, promote, sell and distribute the PRODUCTS in the TERRITORY at all times during the TERM;

(vi)        prepare, submit and prosecute all applications, reports, submissions and responses to the FDA and other governmental agencies in connection with the PRODUCTS, including reporting adverse drug experiences and field alerts;

(vii)        Maintain the TRADEMARK registrations in good standing, defend any TRADEMARK challenge and use commercially reasonable efforts to prosecute any TRADEMARK infringement;

(viii)        Respond to all medical inquiries relating to the PRODUCTS; and

(ix)        Subject to clause (d) below, engage in all activities related to managed care (including contracting) concerning the PRODUCTS.

(b)        Any PRODUCT returned to EISAI shall be shipped by EISAI to SALIX, or its designee’s nearest facility, at SALIX’s expense.

(c)        All sales of the PRODUCTS in the TERRITORY shall be invoiced by SALIX.

(d)        All terms of sale, including policies concerning pricing, credit terms, cash discounts and returns and allowances shall be set by SALIX consistent with SALIX’s internal selling practices; provided, however, that the foregoing shall not permit SALIX to set any pricing terms with respect to SAMPLES sold to EISAI which are inconsistent with the terms of this Agreement.

(e)        All customer orders for the PRODUCTS shall be received and executed by SALIX or its designee. If EISAI receives any such orders it shall refer such to SALIX.

(f)        Each PARTY shall promptly notify the other PARTY of any and all governmental notices, actions, inquiries or requests for information relating to the PRODUCTS (including any warning letters). SALIX shall have the sole authority to, and shall, handle all governmental notices, actions, inquiries or requests for information about the PRODUCTS and EISAI shall, upon the reasonable request of SALIX and at SALIX’s expense, provide SALIX with assistance in responding to any such governmental notices, actions, inquiries or requests for

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

information; provided that EISAI may respond to any notice, action, inquiry or request for information from a governmental authority relating to the PRODUCTS or its performance of this Agreement which response, in the reasonable opinion of EISAI’s counsel, is required by law. EISAI shall, to the extent reasonably practicable, provide SALIX notice of such inquiry and consider in good faith any comments of SALIX with respect thereto prior to making such response.

(g)        Not later than sixty (60) days after the date of execution of this Agreement, the PARTIES shall enter into a Safety Data Exchange Agreement with respect to the PRODUCTS containing reasonable and customary terms and conditions. Prior to the date of execution of such Agreement, EISAI shall forward any adverse event reports or complaint reports with respect to the PRODUCTS to SALIX in time for SALIX to comply with regulatory reporting requirements in the TERRITORY.

(h)        EISAI shall refer all medical information requests to SALIX and shall provide assistance as reasonably requested by SALIX at SALIX’s expense in responding to such requests.

(i)        SALIX shall manufacture the PRODUCTS (including SAMPLES) or cause such manufacture in conformance with all APPLICABLE LAWS (including the Federal Food Drug and Cosmetic Act (“FD&C ACT”)) and the rules and regulations thereunder, including current Good Manufacturing Practices). SALIX warrants that at the time of delivery of all PRODUCT to a THIRD PARTY, such PRODUCT (i) will comply with the specifications therefor set forth in the New Drug Application for such PRODUCT approved by the FDA, (b) will have been manufactured in material compliance with all APPLICABLE LAWS, (c) will not be adulterated or misbranded within the meaning of the FD&C ACT, and (d) may be introduced into interstate commerce pursuant to the FD&C ACT.

(j)        SALIX shall furnish and make available, as reasonably requested by EISAI from time to time, all readily available information on the efficacy, clinical development and regulatory status of the PRODUCTS.

(k)        SALIX shall duly and punctually perform all of its obligations under and pursuant to the BIOREX AGREEMENT. SALIX promptly shall provide to EISAI each amendment or modification to the BIOREX AGREEMENT.

(l)        SALIX shall perform all of its obligations under this Section 2.4 in accordance with all APPLICABLE LAWS and the PhRMA Code on Interactions with Health Care Professionals.

2.5        Payment.

(a)        Within [*] days after the end of each CONTRACT QUARTER during the TERM, SALIX shall pay to EISAI an amount with respect to each PRESENTATION for such CONTRACT QUARTER equal to (i) [*] percent ([*]%), multiplied by (ii) the PROFIT PER PRESCRIPTION for such PRESENTATION for such CONTRACT QUARTER, multiplied by (iii) the positive difference, if any, between (A) CONVERTED PRESCRIPTIONS for such

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

PRESENTATION in the TERRITORY for such CONTRACT QUARTER, less (B) the product of (1) the BASELINE CONVERTED PRESCRIPTIONS for such CONTRACT QUARTER, multiplied by (2) the PRESENTATION RATIO for such PRESENTATION for such CONTRACT QUARTER. An example of this calculation is set forth in Appendix A-2.

(b)        Reduction of BASELINE CONVERTED PRESCRIPTIONS.

(i)        For any partial CONTRACT QUARTER (less than three (3) full months) during the TERM, the BASELINE CONVERTED PRESCRIPTIONS for such CONTRACT QUARTER shall be reduced by a percentage equal to [*].

(ii)        Within [*] days after the end of each month during the TERM, SALIX shall deliver to EISAI a report of [*], during such month. If EISAI reasonably believes that any such report indicates that [*], EISAI may, at any time in the then current CONTRACT QUARTER or the following CONTRACT QUARTER, request that SALIX [*]. [*], then the BASELINE CONVERTED PRESCRIPTIONS for such CONTRACT QUARTER shall be reduced by a percentage equal to [*].

(iii)        In the event that in a CONTRACT QUARTER SALIX fails to perform the number of DETAILS required pursuant to Section 2.1(d), then the BASELINE CONVERTED PRESCRIPTIONS for such CONTRACT QUARTER shall be reduced by a percentage equal to [*].

(iv)        In the event that in a CONTRACT YEAR SALIX fails to expend the amount of advertising, marketing and promotional expense for the PRODUCTS required pursuant to Section 2.1(e), then (A) the BASELINE CONVERTED PRESCRIPTIONS for each CONTRACT QUARTER in such CONTRACT YEAR shall be reduced by a percentage equal to [*] and (B) [*].

(v)        In the event that, as of the date of first sale of the GRANULATED MESALAMINE PRODUCT in the TERRITORY, EISAI is not promoting the GRANULATED MESALAMINE PRODUCT in the TERRITORY, the BASELINE CONVERTED PRESCRIPTIONS for each CONTRACT QUARTER shall be reduced by an amount equal to [*]. For example, [*].

(vi)        If, at any time during the TERM, WOLTERS KLUWER changes the methodology used to determine prescriptions for the PRODUCTS from that used by WOLTERS KLUWER on the date hereof (or if another source for determining prescriptions of the PRODUCTS is agreed to by the PARTIES), then the BASELINE CONVERTED PRESCRIPTIONS for each CONTRACT QUARTER after such change in methodology shall be adjusted to reflect such change in methodology such that the adjusted BASELINE CONVERTED PRESCRIPTIONS for future CONTRACT QUARTERS are set in a manner commensurate with the original BASELINE CONVERTED PRESCRIPTIONS as measured against the historical WOLTERS KLUWER data used to derive the original BASELINE CONVERTED PRESCRIPTIONS.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

(vii)        For the avoidance of doubt, the provisions of this Section 2.5(b) are cumulative and the BASELINE CONVERTED PRESCRIPTIONS may be reduced any number of times with respect to any CONTRACT QUARTER hereunder. If more than one (1) reduction under this Section 2.5(b) applies to any CONTRACT QUARTER, such reductions shall be applied so as to achieve the lowest BASELINE CONVERTED PRESCRIPTIONS possible for such CONTRACT QUARTER.

(c)        In the event that WOLTERS KLUWER reports any changes or adjustments to any PHAST data with respect to any PRESENTATION previously reported by WOLTERS KLUWER (other than changes or adjustments resulting from a change in methodology as described in Section 2.5(b)(vi)), and such changed data (as adjusted in accordance with the procedures set forth on Appendix C) results in any inaccuracy in any amount previously paid by SALIX pursuant to Section 2.5(a), then the appropriate PARTY shall within [*] days of such determination pay to the other PARTY the amount necessary to correct such payment inaccuracy.

(d)        All sums due under this Agreement shall be payable in U.S. Dollars by federal funds wire transfer or by check as instructed in writing by the PARTY to receive such payment from time to time. Any payments or portions thereof due hereunder that are not paid on the date such payments are due under this Agreement shall bear interest at a rate equal to the lesser of the [*] as published by Citibank, N.A., New York, New York, or any successor thereto, at 12:01 a.m. on the first day of each CONTRACT QUARTER in which such payments are overdue, plus [*] percentage points, and the maximum rate permitted by applicable law, calculated on the number of days such payment is delinquent, compounded monthly.

2.6        Each PARTY shall keep complete and accurate records (financial and otherwise) pertaining to the performance of its obligations hereunder in sufficient detail to calculate accurately all amounts payable pursuant to this Agreement and to prepare all reports required hereunder, including, with respect to SALIX, records of gross sales of the PRODUCTS in the TERRITORY and all information necessary to determine NET SALES, COST OF GOODS SOLD, and BIOREX ROYALTIES. Such records (and all related work papers and other information and documents) shall be retained and made available for reasonable review by the other PARTY upon reasonable notice, during normal business hours, no more than once each CONTRACT YEAR and in the twelve (12)-month period following expiration or termination of this Agreement for the purposes of verifying compliance with this Agreement and the accuracy of all reports delivered and payments made hereunder. Each document from which the reports and statements are prepared pursuant to this Agreement shall be retained for three (3) years, and the right of inspection hereunder shall terminate with respect thereto at the end of such three (3) year period.

2.7        SALIX shall promptly notify EISAI in writing of any facts relating to the advisability of a recall, destruction, withholding from the market, market withdrawal or other similar market action relating to any PRODUCT (collectively, “RECALL(s)”). If at any time: (i) any governmental or regulatory authority issues a request, directive or order for a RECALL; (ii) a court of competent jurisdiction orders a RECALL; or (iii) SALIX determines, following

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

consultation with EISAI (except in emergency situations in which there is insufficient time for such consultation), that a RECALL is necessary or advisable, SALIX shall take all appropriate actions to effect the RECALL. EISAI shall provide SALIX with cooperation in connection with any RECALL as reasonably requested SALIX. SALIX shall bear all of the costs of any RECALL (including EISAI’s reasonable costs incurred in cooperating therewith) except to the extent that such RECALL results from a breach of this Agreement by EISAI, in which event EISAI shall bear the costs of such RECALL to the extent of its liability therefor.

3.	INDEMNITY

3.1        SALIX shall defend, indemnify and hold harmless EISAI, its AFFILIATES, and their respective directors, officers, agents and employees, from and against any and all liability, loss, damage and expense (including attorneys’ fees) in connection with THIRD PARTY claims, demands, costs or judgments which may be made or instituted against any of them (“LOSSES”) arising out of (i) any negligent act or omission or willful misconduct of SALIX, its AFFILIATES or any of their respective officers, directors, agents or employees with respect to the PRODUCTS; (ii) any breach of this Agreement by SALIX; (iii) the manufacture, packaging, marketing, promotion, distribution, sale or use of a PRODUCT, whether before or after the date hereof, including any death, personal injury or other product liability arising out of or related to a PRODUCT; (iv) the performance by EISAI of its obligations under this Agreement in accordance with the terms hereof (including the use of MARKETING MATERIALS), or (v) any allegation that the manufacture, marketing, promotion, sale, distribution or use of a PRODUCT, or the performance by EISAI of its obligations under this Agreement in accordance with the terms hereof, infringes, violates or misappropriates any patent, trade secret, copyright, trademark or other intellectual property rights of any THIRD PARTY, in each case except for those LOSSES for which EISAI has an obligation to indemnify SALIX pursuant to Section 3.2, as to which LOSSES each PARTY shall indemnify the other to the extent of its respective liability.

3.2        EISAI shall defend, indemnify and hold harmless SALIX, its AFFILIATES and their respective directors, officers, agents and employees, from and against any and all LOSSES arising out of (i) any negligent act or omission or willful misconduct of EISAI, its AFFILIATES or any of their respective officers, directors, agents or employees with respect to the PRODUCTS or (ii) any breach of this Agreement by EISAI, in each case except for those LOSSES for which SALIX has an obligation to indemnify EISAI pursuant to Section 3.1, as to which LOSSES each PARTY shall indemnify the other to the extent of its respective liability.

3.3        The indemnified PARTY shall give the indemnifying PARTY (a) prompt written notice of any claims made for which the indemnified PARTY knows or reasonably should know the indemnifying PARTY reasonably may be liable under the foregoing indemnification and (b) the opportunity to defend, negotiate, and settle such claims. The indemnified PARTY shall provide the indemnifying PARTY with all information in its possession, all authority and all assistance necessary to enable the indemnifying PARTY to carry on the defense of such suit; provided, however, that the indemnified PARTY reserves the right to retain its own counsel to defend itself in, but not control the defense of, such suit, at its own expense, unless (i) the interests of the indemnified PARTY and the indemnifying PARTY in the suit conflict in such a manner and to such extent as to require, consistent with applicable standards of professional responsibility, the retention of separate counsel for the indemnified PARTY, in which case, the indemnifying PARTY shall pay for one separate counsel chosen by the indemnified PARTY or (ii) the indemnifying PARTY shall not have employed attorneys reasonably satisfactory to the indemnified PARTY to defend any action within a reasonable time after notice of commencement of such action. Neither PARTY shall be responsible to or bound by any settlement made by the other PARTY without its prior written consent, which shall not be unreasonably withheld or delayed.

3.4        NEITHER PARTY SHALL BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, PUNITIVE OR MULTIPLE DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, OR FOR LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT REGARDLESS OF ANY NOTICE OF SUCH DAMAGES. NOTHING IN THIS SECTION 3.4 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY WITH RESPECT TO DAMAGES AWARDED TO THIRD PARTY CLAIMANTS (OTHER THAN AN INDEMNITEE) IN THIRD PARTY CLAIMS UNDER SECTION 3.1 or SECTION 3.2.

4.	TERM AND TERMINATION

4.1        Except if sooner terminated as provided in this Agreement, this Agreement shall be effective as of the date hereof and shall continue for a period of four (4) years from the beginning of the first CONTRACT QUARTER as set forth in Section 1(f) above (the “INITIAL TERM”), and this Agreement shall automatically renew for consecutive one (1) year periods (each a “RENEWAL TERM” and together with the Initial TERM, the “TERM”) upon the end of the INITIAL TERM and each RENEWAL TERM.

4.2        Termination of this Agreement shall not relieve the PARTIES of any obligation accruing prior to such termination (including any obligation to pay amounts owed) nor preclude either PARTY from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement. The following provisions of this Agreement shall survive termination of this Agreement for any reason: 2.1(p), 2.6, 4.2, 4.8, 4.9, 5.1, 5.2, 6.1, 6.2, 6.4, 6.5, 6.6, 6.7, 6.8, 6.9, 6.10, 6.11, 6.12, 6.13, 6.14, 6.16, 6.17, 6.20 and 6.21 and Article 3.

4.3        Notwithstanding any other provision of this Agreement, either PARTY may terminate this Agreement

(a)        immediately upon written notice if the other PARTY shall file in any court or agency, pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that PARTY or of its assets, or if the other PARTY proposes a written agreement of composition or extension of its debts, or if the other PARTY shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or if the other PARTY shall propose or be a PARTY to any dissolution or liquidation, or if the other PARTY shall make an assignment for the benefit of its creditors; or

(b)        immediately by notice in writing to the other if the other commits a material breach of this Agreement which shall not have been remedied within [*] days of the receipt by the other of written notice identifying the breach and requiring its remedy.

4.4        If at any time during the TERM a generic version of a PRODUCT, including any authorized generic version of a PRODUCT sold under the New Drug Application for such PRODUCT, is sold in the TERRITORY, both PARTIES shall, in good faith, discuss modifications to this Agreement to address such changed conditions at the request of either PARTY. However, neither PARTY shall be obligated to agree to any modifications to the terms of this Agreement. If the PARTIES are unable to reach an agreement as to modifications to the terms of this Agreement within [*] days after the request by a PARTY under this Section 4.4, either PARTY may terminate this Agreement upon [*] days’ written notice to SALIX.

4.5        In the event that in any CONTRACT QUARTER the actual total prescriptions for the PRODUCTS in the TERRITORY (determined in accordance with Section 2.5(a)) are less than [*]% of the aggregate BASELINE CONVERTED PRESCRIPTIONS for such CONTRACT QUARTER, then either PARTY (provided that such PARTY is not in breach of this Agreement) shall have the option to terminate this Agreement on [*] days’ written notice to the other PARTY given within [*] days after the end of such CONTRACT QUARTER.

4.6        EISAI may terminate this Agreement for any reason or no reason:

(a)        on [*] days’ written notice given at any time after [*]; or

(b)        on [*] days’ written notice given within [*] days after the FDA issues a “Not Approvable” letter with respect to NDA #[*]. SALIX immediately shall notify EISAI if the FDA issues such “Not Approvable” letter.

4.7        Subject to the provisions of this Section 4.7, SALIX may terminate this Agreement for any reason or no reason on [*] days’ written notice given at any time after TOTAL PRESCRIPTIONS for the CONTRACT QUARTER ending September 30, 2008 have been provided to EISAI pursuant to Section 2.1(g); provided, that if the sum of TOTAL PRESCRIPTIONS for each of the CONTRACT QUARTERS ending June 30, 2008 and September 30, 2008 are at least [*]% of the sum of the BASELINE CONVERTED PRESCRIPTIONS for such CONTRACT QUARTERS, then SALIX shall not have the right to give notice of termination of this Agreement pursuant to this Section 4.7 prior to the time that TOTAL PRESCRIPTIONS for the CONTRACT QUARTER ending [*] have been provided to EISAI pursuant to Section 2.1(g); provided further that if the sum of TOTAL PRESCRIPTIONS for each of the CONTRACT QUARTERS ending [*] and [*] are at least [*]% of the sum of the BASELINE CONVERTED PRESCRIPTIONS for such CONTRACT QUARTERS, then SALIX shall not have the right to give notice of termination of this Agreement pursuant to this Section 4.7 prior to [*].

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

4.8        If this Agreement is terminated by EISAI pursuant to Section 4.3 or by SALIX pursuant to Section 4.7, then not later than [*] days after the end of each calendar quarter during [*]-month period that begins on the date of termination of this Agreement, SALIX shall pay to EISAI an amount equal to [*]% of the average amount per CONTRACT QUARTER for the most recently completed four (4) consecutive full CONTRACT QUARTERS payable by SALIX to EISAI pursuant to Section 2.5.

4.9        If this Agreement is terminated by either EISAI or SALIX pursuant to Section 4.5 after SALIX or an AFFILIATE has commenced selling a GRANULATED MESALAMINE PRODUCT in the TERRITORY and EISAI is not promoting the GRANULATED MESALAMINE PRODUCT in the TERRITORY, then not later than [*] days after the end of each calendar quarter during [*]-month period that begins on the date of termination of this Agreement, SALIX shall pay to EISAI an amount equal to [*]% of the average amount per CONTRACT QUARTER for the most recently completed four (4) consecutive full CONTRACT QUARTERS payable by SALIX to EISAI pursuant to Section 2.5.

4.10        Notwithstanding any other provision of this Agreement, this Agreement automatically shall terminate if the FDA takes any action the result of which is to prohibit the sale of the PRODUCTS in the TERRITORY. SALIX immediately shall notify EISAI of any such action. For the avoidance of doubt, SALIX would not be required to make any residual payment pursuant to Section 4.8 or 4.9 in the event of termination under this Section 4.10.

5.	DISPUTE RESOLUTION

5.1        In the event that EISAI disputes the accuracy of any report delivered or payment made hereunder by SALIX (or by EISAI pursuant to Section 2.3), EISAI shall deliver to SALIX a statement setting forth its objections to such report or payment (an “Objections Statement”) not later than [*] months after delivery of such report or payment. An Objections Statement shall set forth in reasonable detail the basis for the items being disputed in good faith. If an Objections Statement is not delivered to SALIX within [*] months after delivery of a report or payment, then notwithstanding anything herein, such report or payment shall be final, binding and non-appealable by the PARTIES absent fraud on the part of SALIX. EISAI hereby waives the right to assert any objection, other than allegations of fraud, with respect to a report or payment that is not asserted in an Objections Statement delivered to SALIX within [*] months after delivery of such report or payment. If EISAI timely delivers an Objection Statement, EISAI and SALIX shall negotiate in good faith to resolve any identified objections. If the PARTIES do not reach a final resolution within [*] days after the delivery of the Objections Statement, EISAI or SALIX may, with written notice to the other PARTY, submit such dispute to an independent national or regional accounting firm which is reasonably acceptable to the PARTIES and is not the auditor for either of the PARTIES (the “Independent Auditor”). EISAI and SALIX shall use their commercially reasonable efforts to cause the Independent Auditor to resolve all disagreements as soon as practicable and shall provide reasonable cooperation to the Independent Auditor. The decision of the Independent Auditor shall be final, binding and non-appealable by the PARTIES. If, as a result of the procedures set forth in this Section 5.1, any amount paid by SALIX pursuant to the terms hereof (or by EISAI pursuant to Section 2.3) shall be found to have been incorrectly calculated, the appropriate PARTY shall within [*] days of

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

such determination pay to the other PARTY the amount necessary to correct such payment error; provided that if SALIX is required to pay any amount to EISAI hereunder, SALIX also shall pay interest on such amount at a rate equal to the lesser of the [*] as published by Citibank, N.A., New York, New York, or any successor thereto, at 12:01 a.m. on the first day of the CONTRACT QUARTER in which such payment was due in accordance with the terms hereof, plus [*] percentage points, and the maximum rate permitted by applicable law, calculated on the number of days from the original due date for such payment until paid in full, compounded monthly. The costs and expenses of the Independent Auditor shall be paid [*] percent ([*]%) by SALIX and [*] percent ([*]%) by EISAI; provided that if it is determined pursuant to the procedures set forth in this Section 5.1 that SALIX has made an underpayment or overpayment with respect to any CONTRACT YEAR in excess of [*] percent ([*]%) of the aggregate amount required to be paid under Section 2.5(a) for such CONTRACT YEAR, all costs and expenses of the Independent Auditor shall be borne and promptly paid by SALIX.

5.2        In the event of a dispute regarding the existence, validity or interpretation of this Agreement, other than payment disputes that are exclusively governed by Section 5.1, the PARTY raising the dispute shall timely notify the other PARTY in writing of the existence of the dispute. Upon receipt of such notice, authorized representatives of the PARTIES (which, in the case of any dispute relating to a PARTY’s compliance with APPLICABLE LAWS or the PhRMA Code on Interactions with Health Care Professionals, shall be the chief legal officers of the PARTIES) shall (either in person or via telephone) negotiate in good faith for up to [*] days to attempt to resolve the matter. If, however, the PARTIES are unable to settle such dispute after such [*]-day period, the matter shall be referred to the President of each PARTY to be resolved by negotiation in good faith as soon as is practicable but in no event later than [*] days after referral. Such resolution, if any, of a referred issue shall be final and binding on the PARTIES. If such efforts do not resolve the dispute within [*] days after referral to such senior officers, upon demand of either PARTY, the dispute shall be resolved by binding arbitration as provided in this Section 5.2. The PARTIES shall mutually agree upon a single arbitrator from a list of arbitrators recognized by the American Arbitration Association (“AAA”). If the PARTIES cannot so agree within [*] days, AAA shall appoint an arbitrator upon application by either PARTY. The proceedings shall be conducted under and governed by the Commercial Arbitration Rules of the AAA as in effect from time to time. All arbitration hearings shall be conducted in New York City, New York. All applicable statutes of limitation shall apply to any dispute. The arbitrator shall have no power to award punitive or exemplary damages or to ignore or vary the terms of this Agreement, and shall be bound to apply the governing law specified in Section 6.8. No attorney’s fees or costs shall be awarded and the PARTIES shall equally bear the cost of the arbitration. The decision of the arbitrator shall be final and binding on, and non-appealable by, the PARTIES and may be enforced in any court having competent jurisdiction. Nothing in this Section 5.2 shall preclude either PARTY from seeking interim or provisional relief, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a dispute either prior to or during any arbitration if necessary to protect the interests of such PARTY.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

6.	MISCELLANEOUS

6.1	Insurance.

(a)        SALIX shall maintain (i) commercial general liability insurance with a combined single limit for bodily injury and property damage of not less than $[*] per occurrence and contractual liability coverage of SALIX’s indemnification obligations hereunder, which shall be scheduled in the policies, (ii) products liability/completed operations coverage with a minimum indemnity limit of $[*] per occurrence, (iii) an all-risks insurance policy covering its facilities with a minimum indemnity limit of $[*] per occurrence, and (iv) automobile liability insurance with a combined single limit for bodily injury and property damage of not less than $[*] per occurrence. Such policies shall (x) be provided by insurance carrier(s) rated [*] or higher by A.M. Best, and (y) with respect to products liability/completed operations coverage, shall show EISAI as additional insured and loss payee, as its interests may appear, and provide that EISAI will be given [*] days advance written notice of the termination thereof. Such coverages or extended reporting endorsements shall remain in effect throughout the TERM and for a period of [*] years thereafter and shall not be cancelled or subject to a reduction of coverage without the prior written authorization of EISAI.

(b)        EISAI shall maintain (i) commercial general liability insurance with a combined single limit for bodily injury and property damage of not less than $[*] per occurrence, (ii) umbrella liability insurance with a minimum indemnity limit of $[*] per occurrence, and (iii) auto liability insurance with a combined single limit for bodily injury and property damage of not less than $[*] per occurrence. Such policies shall (x) be provided by insurance carrier(s) rated [*] or higher by A.M. Best. Such coverages or extended reporting endorsements shall remain in effect throughout the TERM and, if such coverages are written on a claims made basis, for a period of [*] years thereafter and shall not be cancelled or subject to a reduction of coverage without the prior written authorization of SALIX.

6.2        Independent Contractor. The relationship between SALIX and EISAI is that of independent contractors. SALIX and EISAI are not joint venturers, partners, principal and agent, master and servant, employer or employee, and have no relationship other than as independent contracting parties. SALIX shall have no power to bind or obligate EISAI in any manner. Likewise, EISAI shall have no power to bind or obligate SALIX in any manner. Neither PARTY shall have any responsibility for the hiring, firing, compensation, tax withholding or employee benefits of the other PARTY’S employees.

6.3        Nonassignability. This Agreement may not be assigned or otherwise transferred by either PARTY without the consent of the other PARTY; provided, however, that either PARTY may, without such consent, assign this Agreement and its rights and obligations hereunder to its AFFILIATE(S) or in connection with the transfer or sale of all or substantially all of its business to which this Agreement relates, or in the event of its merger or consolidation or change in control or similar transaction. Any purported assignment in violation of the preceding sentences shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement, provided that such assigning PARTY shall remain primarily liable hereunder in the case of an assignment to an AFFILIATE.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

6.4        Modification. This Agreement constitutes the entire agreement among the PARTIES with respect to the subject matter hereof and supersedes all prior agreements, understandings, and discussions, whether oral or written of the PARTIES with respect to the subject matter hereof, including the Confidential Disclosure Agreement dated May 1, 2006. Any modification of this Agreement shall be effective only when in writing and signed by the PARTIES and specifically states that it is an amendment to this Agreement.

6.5        Notices. Any notices provided for or permitted under this Agreement shall be in writing, shall be given either manually or by nationally recognized overnight courier keeping records of delivery, or facsimile message, and shall be deemed sufficiently given if and when received by the PARTY to be notified at its address set forth below. Either PARTY may, by notice to the other PARTY in accordance with this Section 6.5, change its address for receiving such notices.

If To SALIX:	Salix Pharmaceuticals, Ltd. 1700 Perimeter Park Drive Morrisville, NC 27560 Attn: Rick Scruggs, Vice President of Business Development Facsimile: 919-228-4222

With a Copy To:	Salix Pharmaceuticals, Ltd. 1700 Perimeter Park Drive Morrisville, NC 27560 Attn: General Counsel Facsimile: 919-447-3417

If To EISAI:	Eisai Inc. 100 Tice Boulevard Woodcliff Lake, NJ 07677 Attn: Alex Scott, Vice President of Business Development Facsimile: 201-746-2457

With a Copy To:	Eisai Inc. 100 Tice Boulevard Woodcliff Lake, NJ 07677 Attn: General Counsel Facsimile: 201-746-3204

6.6        Severability. If any provision(s) of this Agreement is invalid, illegal or unenforceable under then current applicable law from time to time in effect during the TERM, it is the intention of the PARTIES that the remainder of this Agreement shall not be affected thereby; provided that a PARTY’s rights and obligations under this Agreement are not materially affected. It is further the intention of the PARTIES that in lieu of each such provision which is invalid, illegal, or unenforceable, there be substituted or added as part of this Agreement a provision which shall be as similar as possible in economic and business objectives as intended by the PARTIES to such invalid, illegal or unenforceable provision, but shall be valid, legal and enforceable. In the event a PARTY’s rights or obligations are materially affected as a result of such invalid, illegal or unenforceable provision, then this Agreement shall terminate.

6.7        Public Announcements. The PARTIES agree that the public announcements by the PARTIES of the execution of this Agreement shall be substantially in the form of the press release attached as Appendix B-1, with respect to SALIX, and B-2, with respect to EISAI, and shall cooperate in the issuance thereof as soon as practicable after the execution of this Agreement unless otherwise agreed by the PARTIES. In addition, the PARTIES recognize that each PARTY may from time to time desire to issue additional press releases and make other public statements or disclosures regarding the subject matter of this Agreement, and hereby agree that such publication shall be permitted without the other PARTY’s consent, to the extent that such additional releases or statements do not contain information beyond that included in the press releases attached as Appendix B-1 or B-2 or in subsequent press releases approved in writing by both PARTIES. Except as provided in the foregoing two (2) sentences, SALIX and EISAI each agrees not to disclose any terms or conditions of this Agreement to any THIRD PARTY or to make any public statement about this Agreement without the prior written consent of the other PARTY (which shall not be unreasonably withheld or delayed), except as is required by applicable law, rule or regulation or the rules of any stock exchange or automated quotation system on which the stock of a PARTY is traded; provided that if this Agreement is required to be filed as part of any public document, the filing PARTY shall, to the fullest extent permitted under such law, rule or regulation, request that confidential treatment be afforded to this Agreement; provided further that either PARTY may allow a THIRD PARTY to review this Agreement as part of an overall due diligence examination of such PARTY in connection with any potential financing, acquisition, disposition or other business combination provided that such THIRD PARTY has agreed to maintain the confidentiality of the terms of this Agreement and to use such information solely for the purpose of such due diligence investigation pursuant to a written agreement having terms at least as protective as those contained in Section 6.12.

6.8        Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to choice of law principles.

6.9        Force Majeure. Neither PARTY shall be held liable or responsible to the other PARTY nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement other than a payment provision when such failure or delay is caused by or results from an event of force majeure beyond the reasonable control of such PARTY, including fire, floods, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority (other than action taken in response to a PARTY’s violation or failure to act with respect to any law or governmental regulation, in which case the PARTY at fault shall not be permitted to claim the benefit of this Section 6.9) or a breach of this Agreement by the other PARTY. Upon the occurrence of such event, the affected PARTY shall give prompt written notice of such event to the other PARTY and shall use commercially reasonable efforts to remedy such condition as soon as possible.

6.10        Waiver; Cumulative Remedies. Any delay in enforcing a PARTY’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of a PARTY’s right to the future enforcement of its rights under this Agreement. To be effective, any waiver must be in writing. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by law or otherwise available.

6.11        Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile or electronically transmitted signatures and such signatures shall be deemed to bind each PARTY as if they were original signatures.

6.12        Nondisclosure Obligations.

(a)        For purposes of this Agreement, “Confidential Information” means all information, materials and data disclosed by or on behalf of a PARTY to the other PARTY pursuant to or in connection with this Agreement or any discussions or negotiations with respect hereto, whether before or after the date hereof, and whether oral, written or in any other form or medium. The receiving PARTY agrees to maintain the disclosing PARTY’s Confidential Information in strict confidence and not release any such Confidential Information to a THIRD PARTY without the prior written consent of the disclosing PARTY and to use the disclosing PARTY’s Confidential Information only for the purposes of this Agreement. For the avoidance of doubt, the receiving PARTY may disclose the disclosing PARTY’s Confidential Information to the receiving PARTY’s employees, consultants and advisors, and to the employees, consultants and advisors of the receiving PARTY’s AFFILIATES (collectively, “Permitted Confidants”) without the consent of the disclosing PARTY, solely for the purpose of carrying out the activities contemplated by this Agreement and solely to such Permitted Confidants who have a need to know such information for such purpose and have an obligation to treat such information and materials as confidential under terms no less restrictive than those set forth herein. The obligations of confidentiality will not apply to Confidential Information which:

(i)        was known to the receiving PARTY or generally known to the public prior to its disclosure hereunder;

(ii)        subsequently becomes known to the public by some means other than a breach of this Agreement by the receiving PARTY;

(iii)        is subsequently disclosed to the receiving PARTY by a THIRD PARTY having a lawful right to make such disclosure; or

(iv)        is independently developed by or for the receiving PARTY without reference to or reliance upon the disclosing PARTY’s Confidential Information.

(b)        Notwithstanding anything herein to the contrary, each PARTY and its Permitted Confidants may disclose Confidential Information to the extent that such disclosure is:

(i)        made in response to a valid order of a court of competent jurisdiction or other regulatory authority of a country or any political subdivision or regulatory body thereof of competent jurisdiction; provided, however, that the receiving PARTY shall first have given notice to the disclosing PARTY and given the disclosing PARTY a reasonable opportunity to quash such order or to obtain a protective order requiring that the Confidential Information or documents that are the subject of such order be held in confidence by such court or regulatory authority or, if disclosed, be used only for the purposes for which the order was issued; and provided, further, that if a disclosure order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental order shall be limited to that information which is legally required to be disclosed in such response to such court or governmental order; or

(ii)        otherwise required by applicable law, in the opinion of legal counsel to the receiving PARTY as expressed in an opinion letter in form and substance reasonably satisfactory to the disclosing PARTY, and the receiving PARTY shall exercise its commercially reasonable efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to the Confidential Information so disclosed.

(c)        Upon termination or expiration of this Agreement, each PARTY shall return to the other PARTY all tangible forms of Confidential Information furnished by the other PARTY, including all copies thereof and all memoranda of oral disclosure, except that each PARTY may retain one copy in the files of its legal counsel to ensure compliance with any legal obligations.

(d)        This Section 6.12 shall survive until the [*] anniversary of the termination of this Agreement.

6.13        Non-Compete. During the TERM and for a period equal to the longer of (a) [*] after the end of the TERM and (b) if, and only if, SALIX is required to make payments to EISAI pursuant to Section 4.8 or Section 4.9, the period during which SALIX is required to, and actually makes, such payments in accordance with the terms hereof, EISAI agrees that neither EISAI, nor an AFFILIATE of EISAI, shall promote, detail, market, sell or distribute (whether directly or indirectly) or assist another party in the promotion, marketing, detailing or selling of any 5-ASA products that are competitive with the PRODUCTS in the TERRITORY.

6.14        Authority. Each PARTY represents and warrants to the other that it has full right, power and authority to enter into this Agreement and to perform its respective obligations under this Agreement and to grant the rights granted hereunder. Each PARTY represents and warrants to the other that this Agreement has been duly and validly executed and delivered by it and constitutes the valid and binding obligations of such PARTY, enforceable

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

against such PARTY in accordance with its terms, subject to bankruptcy, insolvency and similar laws of general application affecting the enforcement of rights of creditors, and subject to equitable principles limiting rights to specific performance or other equitable remedies. Each PARTY represents, warrants and covenants to the other that the execution and delivery of this Agreement, and the performance of such PARTY’s obligations hereunder (a) do not and will not conflict with or violate any requirement of applicable laws, order, writ or injunction applicable to such PARTY, (b) do not and will not conflict with, violate or breach or constitute a default or require any consent under, any contractual obligations, license or permit of such PARTY, and (c) do not and will not conflict with any of the terms and provisions of such PARTY’s charter or by-laws.

6.15        No Grant of License. Nothing contained herein shall be deemed to grant EISAI either expressly or impliedly, a license or other right, title or interest in any patent, trademark, trade name, logo, the TRADEMARKS, FDA approval or any other similar property of SALIX, except as set forth in Section 2.1(i).

6.16        Additional Representations and Warranties of SALIX. SALIX represents, warrants and covenants to EISAI that:

(a)        prior to the date hereof, SALIX and its AFFILIATES have manufactured, marketed, promoted, sold and distributed the PRODUCTS in compliance with all APPLICABLE LAWS;

(b)        there are no claims, litigation, judgments or settlements against or owed by SALIX or its AFFILIATES and no pending or, to the best of SALIX’s knowledge, threatened claims or litigation relating to any PRODUCT or the manufacture, marketing, promotion, sale, distribution or use thereof existing as of the date hereof;

(c)        the manufacture, use, sale or offer to sell the PRODUCTS in the TERRITORY by SALIX and its AFFILIATES do not and will not infringe, violate or misappropriate any patent, trade secret, copyright, trademark or other intellectual property rights of any THIRD PARTY;

(d)        the performance by EISAI of its obligations under this Agreement in accordance with the terms hereof does not and will not infringe, violate or misappropriate any patent, trade secret, copyright, trademark or other intellectual property rights of any THIRD PARTY;

(e)        SALIX has the exclusive right to manufacture, market, promote, sell and distribute the PRODUCTS in the TERRITORY;

(f)        SALIX has made available to EISAI all material adverse information with respect to the safety, efficacy and commercial potential of the PRODUCTS known to it or its AFFILIATES as of the date hereof;

(g)        SALIX has made available to EISAI a complete and accurate copy of the New Drug Application for the PRODUCTS, including all supplements thereto, and complete and accurate copies of all correspondence and communications between SALIX and its AFFILIATES and the FDA and any other governmental authority related to the PRODUCTS;

(h)        SALIX has made available to EISAI a complete and accurate copy of each of the BIOREX AGREEMENT and the WSI AGREEMENT, in each case as amended to the date hereof;

(i)        SALIX will not, and will cause its AFFILIATES not to, and will not authorize any THIRD PARTY to, market, promote, distribute or sell an authorized generic version of any PRODUCT at any time prior to the date that a THIRD PARTY commences selling a generic version of such PRODUCT in the TERRITORY; and

(j)        SALIX and its AFFILIATES have no Corporate Integrity Agreements in effect on the date hereof with any federal or state governmental agency and there are no governmental investigations pending or, to the best of SALIX’s knowledge threatened, against SALIX or its AFFILIATES, the outcome of which could reasonably be expected to material adversely impact SALIX’s ability to perform its obligations under this Agreement.

(k)        Additional Representations and Warranties of EISAI.    EISAI represents and warrants to EISAI that EISAI and its AFFILIATES have no Corporate Integrity Agreements in effect on the date hereof with any federal or state governmental agency and there are no governmental investigations pending or, to the best of EISAI’s knowledge threatened, against EISAI or its AFFILIATES, the outcome of which could reasonably be expected to material adversely impact EISAI’s ability to perform its obligations under this Agreement.

6.17        Debarment.    SALIX represents and warrants that it is not, and that no person or entity involved in the manufacture, marketing, promotion, sale, or distribution of the PRODUCTS prior to the date hereof was, a DEBARRED PERSON. Neither PARTY shall use in the performance of its obligations under this Agreement any DEBARRED PERSON.

6.18        Cooperation.    The PARTIES shall reasonably cooperate with each other with oversight by the Steering Committee with respect to the activities related to the DETAILING of the PRODUCTS.

6.19        Right of First Refusal.    Prior to entering into any contractual obligation pursuant to which SALIX or any AFFILIATE grants, licenses or transfers to any THIRD PARTY any right to market, sell or promote a GRANULATED MESALAMINE PRODUCT in the TERRITORY, SALIX shall notify EISAI in writing (an “OFFER NOTICE”). EISAI shall notify SALIX in writing (a “RESPONSE NOTICE”) within [*] days after receipt of the OFFER NOTICE whether or not it wishes to negotiate with SALIX an agreement pursuant to which EISAI would market, sell or promote such GRANULATED MESALAMINE PRODUCT. If the RESPONSE NOTICE states that EISAI wishes to negotiate such an agreement, SALIX and EISAI shall negotiate in good faith for a period of [*] days after receipt of the RESPONSE NOTICE the terms of such an agreement. If the PARTIES are unable to reach an agreement within such [*]-day period, as the same may be extended by mutual agreement of the PARTIES, then SALIX (or its AFFILIATE) may, within [*] days after the end of such negotiation period, enter into an agreement with any THIRD PARTY pursuant to which such THIRD PARTY

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

would market, sell or promote such GRANULATED MESALAMINE PRODUCT; provided that the material economic terms of such THIRD PARTY agreement are no less favorable, in the aggregate, than those last offered by EISAI. If SALIX (or its AFFILIATE) fails to enter into an agreement with a THIRD PARTY within such [*]-day period, then SALIX and its AFFILIATES may not enter into any agreement granting, licensing or transferring to any THIRD PARTY any right to market, sell or promote a GRANULATED MESALAMINE PRODUCT without complying again with all of the provisions of this Section 6.19. If EISAI fails to deliver a RESPONSE NOTICE within the required [*]-day period, or if the RESPONSE NOTICE states that EISAI does not wish to negotiate such an agreement, then SALIX shall be free to enter into an agreement granting, licensing or transferring to any THIRD PARTY the right to market, sell or promote such GRANULATED MESALAMINE PRODUCT.

6.20        [*]

6.21        Expenses.    Unless otherwise specifically stated, a PARTY who has an obligation or right to take an action shall be solely responsible for any and all expenses associated with such action.

6.22        No Third Party Beneficiaries.    The provisions of this Agreement are for the sole benefit of the PARTIES and their successors and permitted assigns, and they shall not be construed as conferring any rights in any other persons except as otherwise expressly provided in Article 3 of this Agreement.

6.23        Construction.    Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). Unless otherwise stated, references to days shall mean calendar days. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including” as used herein shall mean including, without limiting the generality of any description preceding such term. The language of this Agreement shall be deemed to be the language mutually chosen by the PARTIES and no rule of strict construction shall be applied against either PARTY hereto. Unless otherwise specified, (a) references in this Agreement to any Article, Section or Appendix shall mean references to such Article, Section or Appendix of this Agreement, (b) references in any section to any clause are references to such clause of such section, and (c) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently varied, replaced or supplemented from time to time, as so varied, replaced or supplemented and in effect at the relevant time of reference thereto.

[Signature page follows]

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

IN WITNESS WHEREOF, this Agreement has been duly executed effective on the date first above written.

SALIX PHARMACEUTICALS, LTD.	EISAI INC.

By:	By:

Name:	Name:

Title:	Title:

APPENDIX A-1

Example of Calculation of Profit Per Prescription

[*]

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

APPENDIX A-2

Example of Payment Calculation Under Section 2.5(a)

This example is for illustrative purposes only and actual figures will vary

[*]

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

APPENDIX B-1

Salix Press Release

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freeman
	Senior Vice President and	Executive Director, Investor Relations and
	Chief Financial Officer	Corporate Communications
	919-862-1000	919-862-1000

Judee Shuler
Director, Corporate Planning and Communications
Eisai Inc.
201-746-2241

SALIX PHARMACEUTICALS ANNOUNCES

CO-PROMOTION AGREEMENT FOR BALSALAZIDE

Eisai Inc. Primary Care and Specialty Sales Forces to Promote COLAZAL®

Co-Promotion Creates an Approximately 700-Member Combined Sales Effort

RALEIGH, NC, September 5, 2007 - Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced that it has entered into a multi-year co-promotion agreement with Eisai Inc. relating to COLAZAL® (balsalazide disodium) Capsules 750 mg. This agreement also relates to patent-protected balsalazide tablets 1100 mg, if and when approved by the FDA. Under the terms of the agreement Eisai’s primary care and specialty sales forces will promote these products to select primary care physicians and gastroenterologists. Payment to Eisai will be based on a split of profit generated by prescriptions above a predetermined baseline. Salix does not expect to incur any incremental expenses with this agreement. Approximately 600 of Eisai’s sales representatives will begin promoting COLAZAL in late October.

“The Salix sales force will continue to focus its efforts on our current targeted physician audience primarily comprised of gastroenterologists. We believe the combined effort of the Salix and Eisai sales and marketing teams provides a strategic opportunity for us, in the near term, to expand our COLAZAL business, and, in the longer term, to expedite the introduction and growth of our pending balsalazide tablet product,” stated Carolyn Logan, President and

Chief Executive Officer, Salix. “Ulcerative colitis is a difficult disease to treat. The ability of balsalazide to deliver 99% of active 5-ASA in the colon makes this unique azo-bonded product a valuable treatment option. We believe the Eisai co-promotion will significantly increase the reach and frequency of our “COLAZAL message.” Additionally, we believe the Eisai primary care effort will capture additional business that is available outside the scope of our gastroenterologist-focused sales strategy. Currently the market leader in this category generates approximately 30%* of its prescriptions from primary care. We look forward to the contribution of Eisai’s proven sales team and the impressive share of voice in the marketplace our combined efforts will create.”

“We are very pleased to co-promote COLAZAL with Salix,” stated Lonnel Coats, President & Chief Operating Officer, Eisai Inc. “Each of our respective billion-dollar-selling treatments — Aciphex®, for GERD or ulcerative gastroesophageal reflux disease, and Aricept®, for mild, moderate and severe Alzheimer’s disease — has enabled Eisai to establish a strong presence in the gastroenterology and primary care specialties. We intend to build on our presence in these two important customer segments with the addition of COLAZAL to our product offering, which will enable Eisai to bring this important treatment to more patients.”

Salix submitted an NDA seeking approval to market an 1100 mg tablet formulation of balsalazide disodium (balsalazide tablet) for the treatment of mildly to moderately active ulcerative colitis to the FDA on July 17, 2007. The Company believes that this application is subject to a 10-month review period and that the user fee goal date is May 16, 2008.

* WKHealth PHAST data

About Salix Pharmaceuticals, Ltd.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s 150-member gastroenterology specialty sales and marketing team.

About Eisai Inc.

Eisai Inc. is a U.S. pharmaceutical subsidiary of Eisai Co., Ltd., a research-based human health care (hhc) company that discovers, develops and markets products throughout the world. Eisai focuses its efforts in three therapeutic areas: neurology, gastrointestinal disorders and oncology/critical care. Established in 1995 and ranked among the top-20 U.S. pharmaceutical companies (based on retail sales), Eisai Inc. began marketing its first product in the United States in 1997 and has rapidly grown to become an integrated pharmaceutical business with sales of approximately $2.6 billion in fiscal year 2006 (year ended March 31, 2007).

Eisai Inc. employs approximately 1,500 people at its headquarters in Woodcliff Lake, NJ, at its state-of-the-art pharmaceutical production and formulation research and development facility in Research Triangle Park, NC, and in the field. For more information about Eisai, please visit www.eisai.com.

About COLAZAL® (balsalazide disodium) Capsules 750 mg

COLAZAL® (balsalazide disodium) Capsules 750 mg, is an anti-inflammatory drug approved for the treatment of mildly to moderately active ulcerative colitis. Safety and effectiveness of COLAZAL beyond 8 weeks in children (ages 5-17 years) and 12 weeks in adults has not been established. COLAZAL was well tolerated in clinical studies. In clinical trials, patients reported the following adverse reactions most frequently: headache (8%); abdominal pain (6%); diarrhea (5%); nausea (5%); vomiting (4%); respiratory infection (4%); and arthralgia (4%). Withdrawal from therapy due to adverse reactions was comparable to placebo.

About ARICEPT (donepezil HCI tablets)

While there is no cure for Alzheimer’s disease, ARICEPT can help slow the progression of symptoms, including memory loss. Once-a-day prescription ARICEPT is indicated for the treatment of dementia of the Alzheimer’s type. Efficacy has been demonstrated in patients with mild, moderate and severe Alzheimer’s disease. ARICEPT is an acetylcholinesterase inhibitor and is believed to work by inhibiting the breakdown of acetylcholine, thereby increasing available levels of this chemical in the brain. There is an established association between the loss of acetylcholine, a brain chemical involved in memory and thinking, and Alzheimer’s disease.

ARICEPT is well tolerated but may not be for everyone. People at risk for stomach ulcers or who take certain other medicines should tell their doctors because serious stomach problems, such as bleeding, may get worse. Some people who take ARICEPT may experience fainting. Some people may have nausea, vomiting, diarrhea, bruising, or not sleep well. Some people may have muscle cramps or loss of appetite or may feel tired. In studies, these were usually mild and temporary.

In a progressively degenerative disease such as Alzheimer’s, improvement, stabilization or a less-than-expected decline over time is considered a positive response to treatment. These types of responses have been observed in patients treated with ARICEPT in clinical trials for Alzheimer’s disease. Individual responses to treatment vary, and some patients may not respond.

ARICEPT is the number one prescribed Alzheimer’s disease therapy worldwide, with more than 3 billion patient days of ARICEPT therapy. Nearly 2.3 million people in the United States alone have taken ARICEPT.

ARICEPT® (donepezil HCl tablets) is co-promoted in the United States by Eisai Inc. and Pfizer Inc, which are dedicated to advances in Alzheimer’s therapy.

For more information about managing Alzheimer’s disease and about ARICEPT, call (888) 999-9616 or visit www.aricept.com.

About ACIPHEX® (rabeprazole sodium)

ACIPHEX® is a prescription medication. One ACIPHEX 20 mg tablet daily is used for the treatment of persistent, frequent (2 or more days a week) heartburn and other symptoms associated with acid reflux disease.

ACIPHEX is also used for the short-term (4 to 8 weeks) treatment in the healing and symptom relief of damaging (erosive) acid reflux disease (gastroesophageal reflux disease) and to maintain healing of damage (erosions) and relief of heartburn symptoms that happen with acid reflux disease. ACIPHEX has not been studied for treatment lasting longer than 12 months (1 year).

ACIPHEX has a well-established safety profile. The most common side effect possibly related to ACIPHEX is headache. Symptom relief does not rule out other serious stomach conditions. Patients on warfarin (such as Coumadin®) may need to be monitored more closely by their doctor. To learn more, talk to your doctor and see the important product information at www.aciphex.com.

About Salix Pharmaceutical Products

Salix also markets XIFAXAN® (rifaximin) tablets 200 mg , OSMOPREP™ (sodium phosphate monobasic monohydrate, USP and sodium phosphate dibasic anhydrous, USP) Tablets, MOVIPREP® (PEG 3350, Sodium Sulfate, Sodium Chloride, Potassium Chloride, Sodium Ascorbate and Ascorbic Acid for Oral Solution), VISICOL® (sodium phosphate monobasic monohydrate, USP, and sodium phosphate dibasic anhydrous, USP) Tablets, PEPCID® (famotidine) for Oral Suspension, Oral Suspension DIURIL® (Chlorothiazide), AZASAN® Azathioprine Tablets, USP, 75/100 mg , ANUSOL-HC® 2.5% (Hydrocortisone Cream, USP), ANUSOL-HC® 25 mg Suppository (Hydrocortisone Acetate), PROCTOCORT® Cream (Hydrocortisone Cream, USP) 1% and PROCTOCORT® Suppository (Hydrocortisone Acetate Rectal Suppositories) 30 mg. SANVAR® IR (vapreotide acetate), balsalazide tablet, encapsulated mesalamine granules and rifaximin for additional indications are under development.

For full prescribing information on Salix products, please visit www.salix.com.

Salix trades on the NASDAQ Global Market under the ticker symbol “SLXP”.

For more information please visit our web site at www.salix.com or contact the Company at 919-862-1000. Information on our web site is not incorporated in our SEC filings.

###

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include: reliance on third parties, including Eisai, for sales outside our targeted U.S. gastroenterologist market; risks of regulatory review, including specifically for balsalazide tablet, and clinical trials; potential generic and other competition; market acceptance for approved products; intellectual property risks; the need to acquire additional products; and management of rapid growth. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.

APPENDIX B-2

Eisai Press Release

FOR IMMEDIATE RELEASE

Contact:	Judee Shuler
Director, Corporate Planning and Communications
Eisai Inc.
201-746-2241

Mike Freeman
Executive Director, Investor Relations and Corporate Communications
Salix Pharmaceuticals, Ltd.
919-862-1000

Eisai Inc. Enters Copromotion Agreement with Salix Pharmaceuticals, Ltd.

for Balsalazide Products

Agreement Complements Eisai’s Presence in Gastroentemltigy and Primary Care

Woodcliff Lake, New Jersey, September 5, 2007 – Eisai Inc., a U.S. pharmaceutical subsidiary of Tokyo-based Eisai Co., Ltd., today announced the signing of a U.S. copromotion agreement with Salix Pharmaceuticals, Ltd. in which Eisai receives exclusive rights to copromote COLAZAL® (balsalazide disodium) Capsules 750 mg, and balsalazide tablets, if and when approved by the U.S. Food and Drug Administration (FDA).

COLAZAL is indicated for the treatment of mildly to moderately active ulcerative colitis in patients five years of age and older. Salix submitted a New Drug Application to the FDA on July 17, 2007 seeking approval to market an 1100 mg tablet formulation of balsalazide disodium (balsalazide tablet) for the treatment of mildly to moderately active ulcerative colitis.

“We are pleased to be working with Salix to copromote COLAZAL, an important treatment for patients with ulcerative colitis,” said Lonnel Coats, President & Chief Operating Officer, Eisai Inc. “Aricept®, our treatment for mild, moderate and severe Alzheimer’s disease, and Aciphex®, for gastroesophageal reflux disease, have helped Eisai to build a strong presence in gastroenterology and primary care. We are well positioned to increase the benefits to patients with ulcerative colitis by bringing information about COLAZAL to more health care professionals.”

Gastrointestinal disorders is one of Eisai’s long-standing therapeutic areas of focus, supporting the company’s human health care (hhc) mission to satisfy unmet medical needs and increase benefits to patients and their families.

“This agreement provides the opportunity for Eisai and Salix to combine their experience in gastroenterology and expand our reach in the primary care area,” stated Carolyn Logan, President and Chief Executive Officer, Salix. “COLAZAL has already benefited many patients, and we believe that together we can increase awareness of this important treatment.”

Safety and effectiveness of COLAZAL (balsalazide disodium) Capsules 750 mg beyond 8 weeks in children (ages 5-17 years) and 12 weeks in adults has not been established. COLAZAL was well tolerated in clinical studies. In clinical trials, patients reported the following adverse reactions most frequently: headache (8%), abdominal pain (6%), diarrhea (5%), nausea (5%), vomiting (4%), respiratory infection (4%) and arthralgia (4%). Withdrawal from therapy due to adverse reactions was comparable to placebo.

About ARICEPT® (donepezil HCI tablets)

While there is no cure for Alzheimer’s disease, ARICEPT can help slow the progression of symptoms, including memory loss. Once-a-day prescription ARICEPT is indicated for the treatment of dementia of the Alzheimer’s type. Efficacy has been demonstrated in patients with mild, moderate and severe Alzheimer’s disease. ARICEPT is an acetylcholinesterase inhibitor and is believed to work by inhibiting the breakdown of acetylcholine, thereby increasing available levels of this chemical in the brain. There is an established association between the loss of acetylcholine, a brain chemical involved in memory and thinking, and Alzheimer’s disease.

ARICEPT is well tolerated but may not be for everyone. People at risk for stomach ulcers or who take certain other medicines should tell their doctors because serious stomach problems, such as bleeding, may get worse. Some people who take ARICEPT may experience fainting. Some people may have nausea, vomiting, diarrhea, bruising, or not sleep well. Some people may have muscle cramps or loss of appetite or may feel tired. In studies, these were usually mild and temporary.

In a progressively degenerative disease such as Alzheimer’s, improvement, stabilization or a less-than-expected decline over time is considered a positive response to treatment. These types of responses have been observed in patients treated with ARICEPT in clinical trials for Alzheimer’s disease. Individual responses to treatment vary, and some patients may not respond.

ARICEPT is the number one prescribed Alzheimer’s disease therapy worldwide, with more than 3 billion patient days of ARICEPT therapy. Nearly 2.3 million people in the United States alone have taken ARICEPT.

ARICEPT is co-promoted in the United States by Eisai Inc. and Pfizer Inc, which are dedicated to advances in Alzheimer’s therapy.

For more information about managing Alzheimer’s disease and about ARICEPT, call (888) 999-9616 or visit www.aricept.com.

2

About ACIPHEX® (rabeprazole sodium)

ACIPHEX® is a prescription medication. One ACIPHEX 20 mg tablet daily is used for the treatment of persistent, frequent (2 or more days a week) heartburn and other symptoms associated with acid reflux disease.

ACIPHEX is also used for the short-term (4 to 8 weeks) treatment in the healing and symptom relief of damaging (erosive) acid reflux disease (gastroesophageal reflux disease) and to maintain healing of damage (erosions) and relief of heartburn symptoms that happen with acid reflux disease. ACIPHEX has not been studied for treatment lasting longer than 12 months (1 year).

ACIPHEX has a well-established safety profile. The most common side effect possibly related to ACIPHEX is headache. Symptom relief does not rule out other serious stomach conditions. Patients on warfarin (such as Coumadin®) may need to be monitored more closely by their doctor. To learn more, talk to your doctor and see the important product information at www.aciphex.com.

About COLAZAL (balsalazide disodium)

COLAZAL® (balsalazide disodium) Capsules 750 mg is an anti-inflammatory drug approved for the treatment of mildly to moderately active ulcerative colitis. Safety and effectiveness of COLAZAL beyond 8 weeks in children (ages 5-17 years) and 12 weeks in adults has not been established. COLAZAL was well tolerated in clinical studies. In clinical trials, patients reported the following adverse reactions most frequently: headache (8%), abdominal pain (6%), diarrhea (5%), nausea (5%), vomiting (4%), respiratory infection (4%) and arthralgia (4%). Withdrawal from therapy due to adverse reactions was comparable to placebo. For full prescribing information on Salix products, please visit www.salix.com.

About Eisai Inc.

Eisai Inc. is a U.S. pharmaceutical subsidiary of Eisai Co., Ltd., a research-based human health care (hhc) company that discovers, develops and markets products throughout the world. Eisai focuses its efforts in three therapeutic areas: neurology, gastrointestinal disorders and oncology/critical care. Established in 1995 and ranked among the top-20 U.S. pharmaceutical companies (based on retail sales), Eisai Inc. began marketing its first product in the United States in 1997 and has rapidly grown to become an integrated pharmaceutical business with sales of approximately $2.6 billion in fiscal year 2006 (year ended March 31, 2007).

Eisai Inc. employs approximately 1,500 people at its headquarters in Woodcliff Lake, NJ, at its state-of-the-art pharmaceutical production and formulation research and development facility in Research Triangle Park, NC, and in the field. For more information about Eisai, please visit www.eisai.com.

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About Salix Pharmaceuticals, Ltd.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s 150-member gastroenterology specialty sales and marketing team.

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APPENDIX C

Prescription Reporting Methodology

[*]

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

APPENDIX D

Training Services

For [*], 2007: Directors Meeting at [*]

Salix will provide [*]

For [*], 2007: Pre-POA at [*]

Salix will provide [*]

For [*], 2007: Regional POA:

[*]: Salix will provide [*]

[*]: Salix will provide [*]

For [*], 2007: Regional POA:

[*]: Salix will provide [*]

[*]: Salix will provide [*]

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.